UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 2, 2025

CRAWFORD & COMPANY

(Exact name of registrant as specified in its charter)

Georgia	1-10356	58-0506554
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

5335 Triangle Parkway, Peachtree Corners, Georgia	30092
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:           (404) 300-1000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock — $1.00 Par Value	CRD-A	New York Stock Exchange, Inc.

Class B Common Stock — $1.00 Par Value	CRD-B	New York Stock Exchange, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 2, 2025, Crawford & Company (the “Company”), its subsidiaries Crawford & Company EMEA/AP Management Ltd, Crawford & Company (Canada) Inc. and Crawford & Company (Australia) Pty. Ltd. (the Company, together with such subsidiaries, as borrowers, the “Borrowers”), entered into the Third Amendment (the “Third Amendment”) to the November 5, 2021 Credit Agreement (the “Credit Facility”) with Bank of America, N.A., as the Administrative Agent, the Australian Security Trustee, the UK Security Trustee, Swing Line Lender and an L/C Issuer, and the other L/C Issuers, and other lenders party thereto, as “Lenders.”

The Third Amendment (a) replaces the Prior U.K. Borrower with Crawford & Company EMEA/AP Management Ltd (the “U.K. Borrower”);, (b) releases the Prior U.K. Borrower from its obligations with respect to the Credit Facility and (c) increases the Credit Facility to $500.0 million.

The Credit Facility consists of a $500.0 million revolving credit facility, with a letter of credit sub-commitment of $125.0 million. The Credit Facility contains sublimits of $250.0 million for borrowings by the U.K. Borrower, $125.0 million for borrowings by the Canadian Borrower, and $75.0 million for borrowings by the Australian Borrower. The Credit Facility matures, and all amounts outstanding thereunder, will be due and payable on December 2, 2030.

The obligations of the Borrowers under the Credit Facility are guaranteed by each existing of our material domestic subsidiaries, certain other domestic subsidiaries, and certain existing material foreign subsidiaries that are disregarded entities for U.S. income tax purposes (each such foreign subsidiary, a “Disregarded Foreign Subsidiary”), and such obligations are required to be guaranteed by each subsequently acquired or formed material domestic subsidiary and Disregarded Foreign Subsidiary (each, a “Guarantor”), and the obligations of the Borrowers other than us (“Foreign Borrowers”) for which the Company is not the primary obligor are also guaranteed by us. In addition, (i) the Borrowers’ obligations under the Credit Facility are secured by a first priority lien (subject to liens permitted by the Credit Facility) on substantially all of the personal property of us and the Guarantors as set forth in a Security and Pledge Agreement dated as of November 5, 2021, and (ii) the obligations of the Foreign Borrowers are secured by a first priority lien on 100% of the capital stock of the Foreign Borrowers.

The representations, covenants and events of default in the Credit Facility are customary for financing transactions of this nature, including required compliance with a maximum consolidated leverage ratio and a minimum interest coverage ratio (each as defined below).

The Company has two principal financial covenants in the Credit Facility. The consolidated leverage ratio, defined as the ratio of (i) consolidated total funded debt minus unrestricted cash to (ii) consolidated EBITDA for the four quarter period ending at the end of each fiscal quarter, must not be greater 4.50 to 1.00 at the end of each fiscal quarter. Also, the consolidated interest coverage ratio, defined as the ratio of (a) consolidated EBITDA to (b) consolidated interest expense, must not be less than 2.50 to 1.00 for the four-quarter period ending at the end of each fiscal quarter.

If the Company does not meet the covenant requirements in the future, the Company will be in default under the Credit Facility. Upon the occurrence of an event of default, the lenders may terminate the loan commitments, accelerate all loans and exercise any of their rights under the Credit Facility and ancillary documents.

The foregoing descriptions of the Third Amendment to Credit Agreement dated December 2, 2025, which contains as Annex A, the conformed version of the Amended and Restated Credit Agreement reflecting the amendments to date, is filed as Exhibit 10.1 to this Report and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation.

The information regarding the Amended and Restated Credit Agreement contained above under Item 1.01 is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(a)	Exhibits. The following exhibit is filed with this Report:

Exhibit No.	Description

10.1	Third Amendment, dated December 2, 2025, to the Amended and Restated Credit Agreement, dated as of November 5, 2021, among Crawford & Company, Crawford & Company EMEA/AP Management Ltd, Crawford & Company (Canada) Inc. and Crawford & Company (Australia) Pty. Ltd., as borrowers, the lender parties thereto, Bank of America, N.A., as Administrative Agent, Australian Security Trustee, UK Security Trustee, Swing Line Lender and an L/C Issuer, and the other Swing Line Lenders from time to time party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRAWFORD & COMPANY

By:	/s/ Tami E. Stevenson
	Name:	Tami E. Stevenson
	Title:	SVP, General Counsel and Corporate Secretary

Date: December 8, 2025

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